Exhibit 99.1

NEWS RELEASE

FOR RELEASE THURSDAY, JANUARY 4, 2007 at 4:01 PM ET

Contacts:
Kyle Kuvalanka (investors) (617) 761-4734	Lisa Adler (media) (617) 444-3285

MILLENNIUM ACHIEVES 2006 NON-GAAP PROFITABILITY, REDUCES GAAP NET LOSS

— Announces 2007 plan, building on 2006 success —

Cambridge, Mass., January 4, 2007 – Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today announced 2007 goals and financial guidance, which build on a successful 2006. In 2006, the Company achieved non-GAAP profitability and substantially reduced its GAAP net loss while accomplishing significant goals.(1) These results and the 2007 goals and financial guidance will be presented at the 25th Annual JPMorgan Healthcare Conference on January 8, 2007, in San Francisco, Calif.

“The past year was extremely productive as we executed successfully against our goals,” said Deborah Dunsire, M.D., President and Chief Executive Officer, Millennium. “VELCADE received full regulatory approval in relapsed mantle cell lymphoma – the first indication beyond multiple myeloma, and we maintained our market-leading position in relapsed multiple myeloma. We over-delivered on our original non-GAAP profitability guidance and substantially reduced our GAAP net loss. We also announced positive Phase II data of MLN1202 in patients with high C-Reactive Protein at high risk for atherosclerosis and brought forward two new molecules from discovery to the development pipeline. We are heading into 2007 with a solid foundation for continued success.”

VELCADE® (bortezomib) for Injection

VELCADE is the market leader in the relapsed multiple myeloma treatment setting with an unmatched single-agent median survival of 29.8 months. The Company is focused on maximizing the potential of VELCADE in multiple myeloma and non-Hodgkin’s lymphoma as well as other hematological and solid tumors.

•	2006 achievements
•	Achieved $220 million in U.S. net product sales, a 15 percent increase over 2005
•	Gained full regulatory approval from the U.S. Food and Drug Administration for use of VELCADE in patients with mantle cell lymphoma who have received at least one prior therapy
•	Expanded the Millennium sales force and entered into a two-year U.S.-based co-promotion with Ortho Biotech Inc. to increase share of voice in the marketplace
•	Advanced three Phase III registration-enabling trials in the front-line multiple myeloma setting with patient enrollment completed in the VISTA trial and positive preliminary data presented from the IFM trial
•	Initiated a Phase III registration-enabling trial in relapsed indolent non-Hodgkin's lymphoma
•	Continued to explore the potential of VELCADE in additional hematological and solid tumors with over 330 Company-, investigator- or cooperative group-sponsored trials ongoing or planned
•	2007 goals
•	Grow VELCADE and execute effectively on the U.S. co-promotion with Ortho Biotech Inc.
•	Advance the three Phase III multiple myeloma front-line trials and the Phase III relapsed indolent non-Hodgkin’s lymphoma trial toward the goal of supplementary new drug application filings
•	Outline next set of indications and development timelines

Development Pipeline

The Millennium pipeline consists of nine novel molecules in oncology and inflammation including six discovered in-house at Millennium.

•	2006 achievements
•	Accelerated the development of assets with clinical or biomarker activity
—	MLN0002 (alpha4beta7 antagonist) in ulcerative colitis — Engineered a new commercially scaleable cell line and completed preclinical studies keeping the molecule on track to enter clinical trials in 2007. As previously reported, in a Phase II trial MLN0002 showed a statistically significant benefit in clinical remission compared to placebo
—	MLN1202 (CCR2 antagonist) in patients at high risk of atherosclerosis — Announced that in a Phase II study, MLN1202 met the primary endpoint of a statistically significant reduction in C-Reactive Protein, an inflammatory biomarker associated with atherosclerosis, relative to placebo. No serious adverse events were observed. These data are believed to be the first public data on CCR2 antagonism to show significant and sustained activity
—	MLN518 (RTK FLT-3 inhibitor) in acute myelogenous leukemia — In a Phase I/II trial, the Company successfully established a treatment dose and schedule. The National Cancer Institute (NCI) initiated Phase I/II trials in prostate and renal cancers
•	Advanced two early molecules to key milestones
—	MLN3897 (CCR1 inhibitor) — Initiated a randomized, double-blind Phase II proof-of-concept trial in rheumatoid arthritis in partnership with sanofi-aventis
—	MLN0415 (IKKbeta inhibitor) — Initiated a Phase I trial with MLN0415, to the Company’s knowledge, the first IKKbeta inhibitor to enter human clinical trials
•	Advanced two new development candidates from discovery to the development pipeline — MLN6095 (CrTH2 inhibitor) and MLN8237 (Aurora A kinase inhibitor)
•	2007 goals
•	MLN0002 — Initiate bridging studies with material derived from the new cell line to demonstrate comparability with the original cell line; prepare for start of a pivotal trial
•	MLN1202 — Present data from Phase II trials in patients at high risk of atherosclerosis and in patients with relapsed and remitting multiple sclerosis; outline plans for further development and/or a collaboration
•	MLN3897 — Complete Phase II proof-of-concept trial in rheumatoid arthritis
•	Earlier stage pipeline
—	Advance at least two clinical programs to key milestones
—	Advance at least one new development candidate from discovery to the development pipeline

Strategic Business Relationships

Strategic business relationships remain a key component of the Company’s strategy. While not required to achieve the outlined financial objectives, the right one could enhance the growth profile of the Company. In 2007, the Company will continue to evaluate strategic in-licensing and acquisition opportunities. The Company will also explore out-licensing and collaborations for pipeline assets, where appropriate.

Financial Guidance

The Company is on track to achieve its revised 2006 financial guidance outlined during its third- quarter 2006 earnings call on October 26, 2006. Financial results for 2006 will be issued in the Company’s year-end earnings release on February 8, 2007, in conjunction with the Merrill Lynch Eighteenth Annual Global Pharmaceutical, Biotechnology and Medical Device Conference in New York, NY.

The Company’s financial guidance for 2007 includes:

•	VELCADE U.S. net product sales in the range of $240 million to $260 million
•	Royalties in the range of $140 million to $150 million
•	Non-GAAP R&D and non-GAAP SG&A expenses of approximately $425 million; the corresponding GAAP R&D and GAAP SG&A expenses, which includes stock-based compensation expenses, in the range of $455 million to $465 million
•	Non-GAAP net income within the range of $10 million to $20 million
•	GAAP net loss in the range of $60 million to $90 million, with the difference between the GAAP net loss and non-GAAP net income attributable to stock-based compensation expense, amortization of intangibles and restructuring(2)
•	Stock-based compensation expense of $30 million to $40 million
•	Amortization of intangibles of approximately $34 million
•	Restructuring charges of $15 million to $25 million
•	Cash, cash equivalents and marketable securities greater than $800 million on December 31, 2007

Conference Call and Presentation Reminders

The Company will discuss these 2006 accomplishments and 2007 goals and financial guidance in more detail during a live webcast and conference call tomorrow, Friday, January 5, 2007, at 8:00 a.m. EST. The live webcast can be accessed by visiting the Investors section of the Company’s website at: www.millennium.com. Following the webcast, an archived version of the call will be available at the same address for 30 days.

Dunsire will present additional detail on January 8, 2007, at the JPMorgan 25th Annual Healthcare Conference. The presentation will be webcast live at 3:00 p.m. PST (6:00 p.m. EST) and may be accessed by visiting the Investors section of the Company’s website at: www.millennium.com.

About VELCADE

VELCADE is being co-developed by Millennium Pharmaceuticals, Inc. and Johnson & Johnson Pharmaceutical Research & Development, L.L.C. Millennium is responsible for commercialization of VELCADE in the U.S.; Janssen-Cilag is responsible for commercialization in Europe and the rest of the world. Janssen Pharmaceutical K.K. is responsible for commercialization in Japan. For a limited period of time, Millennium and Ortho Biotech Inc. will co-promote VELCADE in the U.S. VELCADE is approved in more than 75 countries worldwide. VELCADE also is approved in the European Union after first relapse.

VELCADE is indicated for the treatment of patients with multiple myeloma who have received at least one prior therapy. VELCADE is indicated for the treatment of patients with mantle cell lymphoma who have received at least one prior therapy. VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron, or mannitol. VELCADE should be administered under the supervision of a physician experienced in the use of antineoplastic therapy.

Risks associated with VELCADE therapy include new or worsening peripheral neuropathy, hypotension observed throughout therapy, cardiac and pulmonary disorders, gastrointestinal adverse events, thrombocytopenia, neutropenia and tumor lysis syndrome. Women of childbearing potential should avoid becoming pregnant while being treated with VELCADE. Cases of severe sensory and motor peripheral neuropathy have been reported. The long-term outcome of peripheral neuropathy has not been studied in mantle cell lymphoma. Acute development or exacerbation of congestive heart failure, and/or new onset of decreased left ventricular ejection fraction has been reported, including reports in patients with few or no risk factors for decreased left ventricular ejection fraction. There have been rare reports of acute diffuse infiltrative pulmonary disease of unknown etiology such as pneumonitis, interstitial pneumonia, lung infiltration and Acute Respiratory Distress Syndrome in patients receiving VELCADE. Some of these events have been fatal. A higher proportion of these events have been reported in Japan. There have been rare reports of RPLS in patients receiving VELCADE. RPLS is a rare, reversible, neurological disorder which can present with seizure, hypertension, headache, lethargy, confusion, blindness, and other visual and neurological disturbances. VELCADE is associated with thrombocytopenia and neutropenia. There have been reports of gastrointestinal and intracerebral hemorrhage in association with VELCADE. Transfusions may be considered. Complete blood counts (CBC) should be frequently monitored during treatment with VELCADE. Rare cases of acute liver failure have been reported in patients receiving multiple concomitant medications and with serious underlying medical conditions.

Safety Data: In 1163 patients in multiple myeloma and mantle cell lymphoma studies, the most commonly reported adverse events were asthenic conditions (64%), nausea (55%), diarrhea (52%), constipation (41%), peripheral neuropathy (39%), thrombocytopenia (36%), appetite decreased, including reports of anorexia (36%), pyrexia (34%), vomiting (33%) and anemia (29%). Twenty percent of patients reported at least one episode of grade 4 toxicity; the most common grade 4 toxicities were thrombocytopenia (5%) and neutropenia (3%). Fifty percent of patients reported serious adverse events. The most commonly reported serious adverse events were pneumonia (7%), pyrexia (6%), diarrhea (5%), vomiting (4%), and nausea, dehydration, dyspnea and thrombocytopenia (each 3%).

For more information about VELCADE clinical trials, patients and physicians can contact the Millennium Medical Product Information Department at 1-866-VELCADE (1-866-835-2233).

About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE, a novel cancer product, and has a robust clinical development pipeline of product candidates. Millennium’s research, development and commercialization activities are focused in two therapeutic areas: oncology and inflammation. By applying its knowledge of the human genome, understanding of disease mechanisms and industrialized drug discovery platform, Millennium is developing an exciting pipeline of innovative product candidates. Millennium’s website is www.millennium.com.

This press release contains “forward-looking statements,” including statements about the Company’s growth, future operating results, discovery, development of products and strategic alliances. Various important risks may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including: adverse results in its drug discovery and clinical development programs; failure to obtain patent protection for its discoveries; commercial limitations imposed by patents owned or controlled by third parties; the Company’s dependence upon strategic alliance partners to develop and commercialize products and services based on its work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from its development efforts; product withdrawals; competitive factors; difficulties or delays in manufacturing the Company’s products; government and third-party reimbursement rates; the commercial success of VELCADE and INTEGRILIN® (eptifibatide) Injection; achieving revenue consistent with internal forecasts; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties the Company faces, see the reports it has filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Editors’ Note: This press release is also available under the Media section of the Company’s website at: www.millennium.com.

(1)Non-GAAP net income, non-GAAP profitability, non-GAAP research and development expenses and non-GAAP selling, general and administrative expenses are financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (GAAP). Please see the Form 8-K furnished on January 4, 2007, by the Company to the Securities and Exchange Commission for a discussion of why the Company believes these non-GAAP measures are useful to investors and the additional purposes for which management uses these measures.

(2)With respect to forward-looking information presented on a non-GAAP basis, other than amortization of intangibles of approximately $34 million in 2007, restructuring charges of between $15 million and $25 million in 2007 and stock-based compensation expense of between $30 million and $40 million in 2007, the Company is unable to provide a quantitative reconciliation because the items that would be excluded are difficult to predict and estimate and are primarily dependent on future events.